Exhibit 10.8

AMENDMENT TO THE
INTERPACE BIOSCIENCES, INC. 2019 EQUITY INCENTIVE PLAN

The Interpace Biosciences, Inc. 2019 Equity Incentive Plan (the “Plan”) is hereby amended, effective as of the date of adoption of this Amendment by the Board of Directors of Interpace Biosciences, Inc. (the “Company”):

1. Section 3(a) of the Plan is amended in its entirety; provided that Section 3(a)(i), as amended, is subject to approval by the Company’s stockholders in accordance with Section 11 of the Plan:

(a) Shares Subject to the Plan.

(i) Subject to adjustment as provided in Section 3(c) of the Plan, the maximum number of Shares that may be issued in respect of Awards under the Plan is 1,230,000 Shares (the “Plan Limit”), all of which may be issued in respect of Incentive Stock Options. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

(ii) Any Shares that are available for issuance under the Interpace Diagnostics Group, Inc. Amended and Restated 2004 Stock Award and Incentive Plan (the “2004 Plan”) as of the Effective Date, and any Shares that become available for issuance under the 2004 Plan following the Effective Date in accordance with the terms of the 2004 Plan (the “Additional Shares”) may be issued to Participants pursuant to the terms of this Plan. The Plan Limit shall be increased by such number of Additional Shares.

2. Section 9 of the Plan is amended in its entirety:

Section 9. Restricted Stock Units. Subject to the other terms of the Plan, the Committee may grant Restricted Stock Units to eligible individuals and may impose one or more Vesting Conditions on such units. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, one Share. The Award Agreement evidencing a Restricted Stock Unit shall set forth the Vesting Conditions and time of payment with respect to such Award. The Participant shall not have any stockholder rights with respect to the Shares subject to a Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Committee, if a Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting in full, any portion of the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.

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Except as amended hereby, the terms and conditions of the Plan shall otherwise continue in full force and effect.

Interpace Biosciences, Inc.

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	President and Chief Executive Officer